Exhibit 99.1

News Release

2320 Scientific Park Drive
Wilmington, NC 28405
Nasdaq: AAII

Contact:
Matthew Czajkowski
Executive Vice President and CFO
910-254-7838

aaiPharma Announces Delay in 10-K Filing and
Non-compliance with Nasdaq Listing Requirement
Other Matters Reported in Filings with SEC

Wilmington, N.C., March 16, 2005 - aaiPharma Inc. (NASDAQ: AAII) today announced that the Company has filed a Notification of Late Filing Report on Form 12b-25 with the Securities and Exchange Commission reporting that it will not file its 2004 Annual Report on Form 10-K today, the deadline for filing that report. The Company is striving to file its 2004 Form 10-K as soon as possible. However, the Company did not represent in its Form 12b-25 filing that it would be able to file its 2004 Form 10-K by March 31, which is required by SEC rules to obtain a 15-day extension of the filing deadline, because the Company believes it will not be able to file its 2004 Form 10-K by that date.

As a result of its failure to file the 2004 Form 10-K by March 16, 2005, the Company is no longer in compliance with conditions for the continued listing of the Company’s common stock on the Nasdaq Stock Market under Nasdaq Marketplace Rule 4310(c)(14) and under the terms of the June 2004 decision of a Nasdaq Listing Qualifications Panel that had permitted continued listing of the Company’s common stock. The Company has notified Nasdaq of its violation of these conditions and has requested that its common stock be permitted to continue to be listed on the Nasdaq Stock Market if the Company files its 2004 Form 10-K by April 30, 2005. April 30, 2005 is the extended deadline that would have been applicable to the Company’s filing of management’s assessment of internal control over financial reporting and the related attestation report of its independent registered public accountants under an SEC order issued in November 2004 and applicable to smaller issuers like the Company if the Company were to have filed its 2004 Form 10-K by March 16, 2005. As indicated in the Company’s Notification of Late Filing, delay in the completion of management’s assessment of internal control is a critical reason preventing the Company from timely filing its 2004 Form 10-K. Notwithstanding the request to Nasdaq, Nasdaq may determine to immediately suspend trading and cease listing of the Company’s common stock.

For information about other significant developments and issues that have affected and are affecting the Company, including preliminary 2004 financial results, the status of the Company’s exploration of potential asset sales, liquidity issues, the need for a financial restructuring, and identified material weaknesses in internal control over financial reporting, please refer to the Company’s Notification of Late Filing Report on Form 12b-25 and Current Report on Form 8-K filed with the SEC on March 16, 2005.

The Company’s Form 12b-25 and Form 8-K filings may be accessed through the SEC’s website at www.sec.gov and will be posted promptly on the Company’s website at www.aaipharma.com.

About aaiPharma

aaiPharma Inc. is a science-based company with corporate headquarters in Wilmington, North Carolina with over 25 years experience in drug development. The company also sells branded pharmaceutical products, including the Darvon® and Darvocet® product lines, primarily in the area of pain management. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

2